     For Immediate Release
     March 19, 2018

Aleris Reports Fourth Quarter and Full Year 2017 Results
CLEVELAND, Ohio – March 19, 2018 – Aleris Corporation today reported results for the three months and year ended December 31, 2017.
Highlights

▪	North America autobody sheet project on-line, CALP 1 commissioned and qualified; began shipping customer material in the fourth quarter

▪
Successfully completed major Lewisport automotive readiness outage, upgrading the facility and widening the hot mill; the outage effectively cost 75 days of production and resulted in approximately 100 million pounds of estimated lost shipments

▪
Aerospace customer contracts renewed with an increased share of customers’ business and with higher value alloy mix; wingskin project in Koblenz achieved qualification for Airbus and is expected to begin producing wingskin in the second half of 2018; significant progress made on technical and manufacturing initiatives in Zhenjiang for wingskin production in Asia Pacific

▪
Strong focus on cash flow improvement in the fourth quarter, as capital expenditures continued to ramp down and year-on-year working capital productivity more than offset higher metal prices; cash flow from operations improved to $1 million in the fourth quarter of 2017 compared to cash used for operating activities of $35 million in the fourth quarter of 2016

▪
Wider net loss for the year and the fourth quarter due to, in part, one-time tax items, peak start-up expense, and write off of Real Industry preferred stock, driving net loss from $76 million for 2016 to $211 million for 2017 and from $35 million in the fourth quarter of 2016 to $107 million in the fourth quarter of 2017

▪
Full year Adjusted EBITDA of $201 million compared to $205 million in 2016. 2017 Adjusted EBITDA does not include the impact of lost Lewisport shipments that we estimate could have produced approximately $30 million of segment income and Adjusted EBITDA under prevailing 2017 prices; fourth quarter Adjusted EBITDA of $37 million compared to $43 million in the fourth quarter of 2016

▪
We ended the year with liquidity of approximately $231 million as of December 31, 2017; liquidity does not include $80 million of customer capacity reservation fees expected to be fully realized early in the second quarter of 2018

Outlook

▪	2018 full year segment income and Adjusted EBITDA expected to be substantially higher than prior year with meaningful improvements beginning in the second quarter

▪	Commercial shipments from first Lewisport CALP, which are expected to show significant ramp up in second half of 2018 based on committed volumes

▪	Global aerospace volumes expected to benefit from higher aircraft production rates and new global, long-term customer contracts after inventory destocking subsides

▪	European automotive demand expected to benefit from new model launches and less capacity reserved to support Lewisport’s ramp up

▪	Favorable year-over-year scrap spreads expected in North America, particularly in the first half of 2018

▪	A weaker U.S. dollar will negatively impact results in 2018

“2017 was a successful and pivotal year at Aleris,” Sean Stack, Aleris Chairman and CEO said. “Our North America automotive project is substantially qualified and producing customer material, our major Lewisport outage is complete, and our key aerospace contracts have been renewed with higher shares. We are poised to begin the realization of our strategic vision and investments. I am pleased with the focused execution of our global teams on these projects as well as overall improvements in our operations which I believe has put us in the position to dramatically reshape our earnings trajectory in 2018 and beyond.”

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	184	189	800	829
Revenue	$694	$613	$2,857	$2,664
Commercial margin (1)	$291	$284	$1,199	$1,193
Segment income	$44	$56	$230	$246
Net loss	$(107)	$(35)	$(211)	$(76)
Adjusted EBITDA (1)	$37	$43	$201	$205
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Fourth Quarter 2017 Results
Net loss was $107 million in the fourth quarter of 2017 compared to $35 million in the fourth quarter of 2016. Adjusted EBITDA was $37 million in the fourth quarter of 2017 compared to $43 million in the fourth quarter of 2016. Fourth quarter net loss and Adjusted EBITDA were impacted by the following:

▪	unfavorable cost absorption decreased Adjusted EBITDA approximately $7 million. The unfavorable cost absorption resulted from successful working capital optimization initiatives in Europe;

▪
lower volumes were largely offset by an improved mix of products sold, including a 6 percent increase in both global aerospace and global automotive volumes. The volume decrease resulted primarily from the commissioning of our Lewisport hot mill after an extended planned outage that was completed in the third quarter. In addition, prior year North America building and construction volumes benefited as delinquent orders, following unexpected outages earlier in 2016, were filled;

▪	a weaker U.S. dollar decreased Adjusted EBITDA approximately $5 million;

▪	lower rolling margins decreased Adjusted EBITDA approximately $3 million;

▪	favorable metal spreads resulting from increased aluminum prices, improved scrap availability in North America and strategic metal purchasing increased Adjusted EBITDA approximately $9 million; and

▪	productivity improvements more than offset cost inflation, increasing Adjusted EBITDA approximately $2 million.
In addition, net loss was also unfavorably affected by the following:

▪	a $23 million non-cash expense related to the impairment of receivables held in escrow from the sale of our former recycling business to Real Industry, Inc. following the bankruptcy of that company;

▪	a $16 million increase in depreciation and stock-based compensation expense;

▪	a $10 million increase in interest expense resulting primarily from the additional 9½% Senior Secured Notes issued in 2017 and decreased capitalized interest;

▪
a $7 million unfavorable variation in metal price lag ($3 million unfavorable in the fourth quarter of 2017 compared to $4 million favorable in the fourth quarter of 2016). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses; and

▪
other items, including higher start up costs, income taxes and expenses associated with potential transactions, including the terminated merger agreement with Zhongwang USA LLC, totaling approximately $22 million.

These unfavorable changes to net loss were partially offset by a $9 million favorable change in unrealized derivative gains/losses ($4 million of unrealized gains in the fourth quarter of 2017 compared to $5 million of unrealized losses in the fourth quarter of 2016).
In the fourth quarter of 2017, capital expenditures were $33 million as compared to $62 million in the fourth quarter of 2016. The majority of the capital expenditures were for the North America ABS project at our Lewisport, Kentucky facility and related spending to upgrade critical equipment and capabilities at the facility. The ABS project continues to progress on schedule and ABS shipments commenced in the fourth quarter of 2017.
As of December 31, 2017, Aleris had liquidity of approximately $231 million, which consisted of approximately $123 million of availability under our ABL Facility, $102 million of cash on hand and $6 million of cash restricted for the payment of the China Loan Facility. Liquidity does not include $80 million of customer capacity reservation fees expected to be fully realized early in the second quarter, $40 million of which have been realized in the first quarter of 2018. All milestones for the capacity reservation fees have been met.
North America
North America segment income was $13 million in the fourth quarter of 2017 compared to $16 million in the fourth quarter of 2016. Segment Adjusted EBITDA increased to $15 million in the fourth quarter of 2017 from $14 million in the fourth quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	favorable scrap spreads resulting from rising aluminum prices, improved scrap availability and strategic metal purchasing increased segment Adjusted EBITDA approximately $10 million;

▪
a 5 percent reduction in volumes decreased segment Adjusted EBITDA approximately $6 million. Building and construction volumes decreased 7 percent resulting from uneven demand and because the prior year benefited from the shipment of delinquent orders following unexpected outages earlier in 2016. Distribution volumes decreased 4 percent as the commissioning period following the planned Lewisport outage in the third quarter continued into the fourth quarter. During the fourth quarter, the Lewisport facility began shipping autobody sheet and wide non-autobody sheet to customers using the re-engineered hot mill, the new wide cold mill and the first of two continuous annealing lines (each, a “CALP”); and

▪	the impacts of wage inflation and higher natural gas costs were partially offset by productivity gains, decreasing segment Adjusted EBITDA approximately $3 million.
In addition to the factors above, segment income was impacted by a $5 million unfavorable variance in metal price lag.

Europe
Europe segment income was $26 million in the fourth quarter of 2017 compared to $36 million in the fourth quarter of 2016. Segment Adjusted EBITDA was $26 million in the fourth quarter of 2017 compared to $34 million in the fourth quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
unfavorable cost absorption decreased segment Adjusted EBITDA approximately $6 million. The unfavorable cost absorption resulted from successful working capital optimization initiatives that decreased inventory levels;

▪
a 4 percent increase in both automotive and heat exchanger volumes was largely offset by a 3 percent decrease in aerospace volumes. Aerospace volumes were affected by continued aerospace supply chain destocking;

▪
the net impact of currency changes reduced segment Adjusted EBITDA approximately $4 million, primarily due to the negative impact a weaker U.S. dollar had on the segment’s U.S. dollar-based revenues and the translation of U.S. dollar working capital balances;

▪	lower rolling margins and less favorable impacts from annual physical inventories reduced segment Adjusted EBITDA approximately $2 million; and

▪	productivity gains more than offset inflation, increasing segment Adjusted EBITDA approximately $3 million.
In addition to the factors above, segment income was impacted by a $2 million unfavorable variance in metal price lag.
Asia Pacific
Asia Pacific segment income was $5 million in the fourth quarter of 2017 and 2016. Segment Adjusted EBITDA was $4 million in the fourth quarter of 2017 and 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	an increase in volumes increased segment Adjusted EBITDA approximately $4 million;

▪	lower rolling margins decreased segment Adjusted EBITDA approximately $2 million; and

▪	the net impact of currency changes reduced segment Adjusted EBITDA approximately $1 million.
Full Year Results
Key financial highlights for the year ended December 31, 2017 include:

▪
Revenues of $2,857 million in the current year compared to $2,664 million in 2016. The increase of 7 percent was primarily attributable to higher average aluminum prices included in our invoiced prices, the favorable impact of a weaker U.S. dollar and improved rolling margins. These increases were partially offset by lower volumes that were significantly impacted by the extended Lewisport outage, aerospace destocking and automotive launch delays in Europe.

▪
Net loss of $211 million in the current year compared to a net loss of $76 million in 2016. The change resulted primarily from increased interest expense, increased start-up costs, the impairment of receivables held in escrow from the sale of our former recycling business, an unfavorable change in unrealized derivative gains and losses, unfavorable metal price lag and increased depreciation expense as assets related to the North America ABS project began to be placed in service. These increased expenses were partially offset by losses on the extinguishment of debt incurred in 2016 that did not recur.

▪
Adjusted EBITDA was $201 million in the current year compared to $205 million in 2016. Lower volumes, largely driven by the extended planned Lewisport hot mill outage, higher labor, natural gas and repair and maintenance costs and the unfavorable impact of a weaker U.S. dollar were partially offset by favorable year-over-year metal spreads, improved rolling margins and productivity benefits.

▪
Capital expenditures decreased to $208 million in the current year compared to $358 million in 2016. The majority of the capital expenditures were for the North America ABS project and related spending to upgrade critical equipment and capabilities at our Lewisport facility.

Full Year Outlook
This “Outlook” section contains various forward-looking statements about our industry, the demand for our products and services and our projected results. See “Forward-Looking Statements.” In particular, statements contained in this “Outlook” section regarding the future financial impact of customer purchase commitments and capital expenditure projects, including our North America ABS Project and certain aerospace projects, are forward-looking statements (the “outlook statements”). These outlook statements are subject to various risks and uncertainties, many of which are beyond our control. For example, we have estimated the future financial impact of certain customer purchase commitments net of their expected costs. Actual costs may exceed our projections, including as a result of increased aluminum, energy, labor or other operating costs or other factors, which could limit the benefits we expect to realize from these customer purchase commitments. We have also made certain assumptions regarding customer purchase commitments based on our historical experience with such customers and industry practice. Some of these commitments are not subject to contractual arrangements, and to the extent these customers seek to reduce or delay their commitments, we will not realize the benefits expected from these commitments. In addition, certain of the anticipated benefits contained in or implied by the outlook statements are not expected to be realized until the successful ramp-up of ABS production at our Lewisport facility and of certain aerospace production at our Koblenz and Zhenjiang facilities. As a result, we expect to realize only a portion of the anticipated benefits contained in or implied by these outlook statements during the year ending December 31, 2018, as ramp-up at these facilities is expected to occur over the next several years. See “Forward-Looking Statements” for a discussion of additional risks, uncertainties and other factors that may cause our actual results to differ materially from those expressed in our outlook statements.
The following discusses trends impacting the major end uses we serve as well as the factors anticipated to have a significant impact on our future performance.
Automotive
Aluminum usage in automotive applications has been growing steadily. This growth is due to government regulations targeted at reducing carbon emissions and increasing fuel efficiency. Efforts by original equipment manufacturers (“OEMs”) to reduce vehicle weight in order to meet these regulations has increased the demand for aluminum ABS in applications such as automobile hoods, roofs and doors. Ducker Worldwide estimates the demand for aluminum in North America will increase from 1.2 billion pounds in 2016 to 3.4 billion pounds by 2025 and the aluminum content per light vehicle will increase from 397 pounds in 2015 to 565 pounds by 2028, with ABS per light vehicle increasing from 14 pounds to 61 pounds per vehicle over the same time frame. The expected increase in aluminum content per light vehicle in North America is shown below:

* Source: July 2017 Ducker Worldwide
In anticipation of the increase in demand for aluminum for ABS, we have completed the installation, commissioning and qualification of certain alloys at our new wide cold mill and first CALP at the Lewisport facility. We have completed the construction and installation and are significantly through commissioning of the facility’s second CALP. These investments are expected to total approximately $425.0 million and are targeted at enhancing our product offering in North America to enable us to participate in the growing demand for aluminum ABS.
Aluminum ABS products are expected to generate more than twice the commercial margin per ton of the standard distribution sheet currently produced at the Lewisport facility. Over the next several years, this is expected to have a meaningful impact on our profitability. Based on existing long-term customer commitments, which account for over 60% of our ABS capacity through 2025 and include significant “take or pay” obligations, we believe the segment income and Adjusted EBITDA impact of the North America ABS Project could range from $65 million to $75 million annually during 2019. We expect the full ramp up of ABS shipments from our combined CALP line capacity to occur over the next four years as the current strong demand from the automotive sector is expected to enable us to fill the balance of our open capacity in this time frame.
In preparation for us to begin the ramp-up of our ABS production, we have also significantly upgraded the existing asset base at Lewisport. In particular, in 2017 we initiated and successfully completed a major planned hot mill outage. The outage targeted upgrading our ingot scalper, pre-heating furnace capabilities, widening our hot mill and installing state-of-the-art mill controls. This necessary outage took approximately 60 days (together with the commissioning of the hot mill after the outage, effectively 75 days) to complete and impacted our ability to produce and ship products to customers. In preparing for and executing this outage, we estimate that we missed 100 million pounds (45 kilotons) of customer shipments, which, in turn, we estimate reduced our North America segment income and Adjusted EBITDA by approximately $30 million in 2017. Additionally, in Europe we blocked capacity of the CALP at our Duffel facility to supply ABS to North America for customer qualification purposes. We estimate that this lost volume could have increased Europe segment income and Adjusted EBITDA by approximately $4 million in 2017.
In 2018, we expect global automotive volumes to increase as shipments from Lewisport begin to ramp up and as customers launch new models. In addition, customer model launch delays and the blocked capacity discussed above, which negatively impacted Europe automotive volumes in 2017, are not anticipated to impact 2018. However, the impact of the expected increased volume on our North America segment income and Adjusted EBITDA will be limited in the first half of 2018 as the North America ABS volumes are not expected to contribute meaningfully until the first CALP is producing at near run rate volumes, which is expected to be achieved in the second half of 2018.
Aerospace
Despite aerospace softness in 2017, due to continued supply chain destocking, aircraft order backlogs for Airbus and Boeing were over 13,000 planes in December 2017, an all-time high for the industry. Several aircraft OEMs are increasing build rates on many single aisle and regional jets, which we expect to more than offset the impact of lower build rates on larger aircraft. Aircraft backlog trends at Airbus and Boeing as well as historical and estimated future aircraft deliveries are shown below:
* Source: Airbus and Boeing websites and build rate estimates (data as of December 31, 2017)
* Source: Airbus and Boeing websites for actual data; Aleris estimates for 2018-2020 data.
During 2016 and 2017, several of our long-term contracts with major aircraft OEMs were successfully renewed. Each contract was renewed with a higher share of the OEM’s aerospace business and with a higher value-added mix of products and alloys. Based upon expected aircraft build rates, these new contracts and products are expected to increase segment income and Adjusted EBITDA by $20 million to $30 million annually, beginning in 2019. The full annual benefit of these contracts is not expected to be realized until 2022; however, we expect to begin to realize some of these benefits after the first half of 2018, when the current inventory destocking is expected to end.

Additionally, both our Koblenz and Zhenjiang facilities allocated equipment run time in 2017, and will allocate additional equipment run time in 2018, for the development and qualification of new wingskin products, which limits capacity available for customer production and shipments. We believe this impacted segment income and Adjusted EBITDA by approximately $4 million in 2017 and will impact segment income and Adjusted EBITDA by approximately $4 million in 2018. We expect to introduce wingskin production at Koblenz in the second half of 2018 and at Zhenjiang in early 2019.
In 2018, we expect improving demand as the OEM inventory destocking ends and benefits from higher aircraft production rates and our new long-term contracts begin to be realized. However, the impact of a significantly weaker U.S. dollar and lower rolling margins are expected to offset much of the positive year-over-year impact from the anticipated volume growth and product mix improvement.
Building and Construction and Scrap Spreads
Housing starts are expected to see another year of growth in 2018, with experts estimating that total housing starts in the U.S will increase from 1,203,000 in 2017 to 1,271,000 in 2018. Importantly, the mix between single-family and multi-family construction is expected to continue to trend favorably for us. Additionally, the demographic trends in the U.S. around population growth and family formation rates continue to suggest strength in this important end use. With growth in housing starts, we expect demand for our building and construction products to increase in 2018.
Many of our building and construction products are able to be produced with aluminum scrap rather than primary aluminum. If the recent trend of increased aluminum prices continues, year-over-year scrap spreads in North America may be favorably impacted, particularly in the first half of 2018. Additionally, past experience suggests that there will likely be increased demand this year coming from the regions that experienced hurricane damage in 2017, as rebuilding efforts continue.
The segment income and Adjusted EBITDA impacts discussed above in “ – Automotive” and “ – Aerospace” have been provided for illustrative purposes only. These impacts are presented, in part, to demonstrate the potential incremental improvements to 2017 Adjusted EBITDA we believe we would have realized if the planned outage at our Lewisport facility and the allocation of equipment run time at our Duffel, Koblenz and Zhenjiang facilities as discussed above did not occur in 2017, and to demonstrate the benefits we expect to receive from certain existing customer commitments in future years. Estimates of the segment income and Adjusted EBITDA impact from certain existing commitments have been determined using a range of expected customer nominated volumes based on existing customer commitments and applying an appropriate estimate of average profitability per ton. To determine an estimate of average North America segment income and Adjusted EBITDA per ton we used the range of rolling margins per ton included in the pricing terms of our existing customer arrangements. These rolling margins were then compared to Lewisport’s average rolling margin per ton in 2017. Profitability per ton also reflects an estimate of incremental cash conversion costs. The estimate of average Europe and Asia Pacific segment income and Adjusted EBITDA per ton was determined using the 2017 Company-wide average Adjusted EBITDA per ton for aerospace products plus an estimate of profitability benefits from fixed cost leverage, which was based on our 2017 aerospace fixed cost absorption and adjusted for the higher production volumes expected to be realized in the future under certain aerospace contracts.
2018 Outlook
For 2018, we expect that segment income and Adjusted EBITDA will be substantially higher than 2017, as North America volumes not only recover from the 2017 Lewisport hot mill outage but also begin to benefit from the mix shift to higher value-added ABS products and a favorable U.S. housing market, while European demand from automotive and aerospace customers is expected to improve. In addition, beginning in 2018, common alloys used in products made by our North America segment may potentially benefit from trade case activity. We expect the year-over-year improvements to accelerate beginning in the second quarter and continue throughout the year. Pre-tax income will be impacted by these factors as well as the absence of several large, one-time charges recorded in 2017 and substantially lower start-up costs associated with the North America ABS Project. We expect full year capital expenditures of approximately $125.0 million to $140.0 million.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on March 19, 2018 at 10:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund operations, capital expenditures and debt service obligations. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our operations and capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (12) variability in general economic or political conditions on a global or regional basis; (13) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (14) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (15) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (17) our ability to access credit or capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business and incurring additional indebtedness as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under our outstanding indebtedness; and (20) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization and income and loss from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs, loss on extinguishment of debt, impairment of amounts held in escrow related to the sale of the recycling business and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this press release.
About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues	$694.1	$613.1	$2,857.3	$2,663.9
Cost of sales	643.1	550.1	2,597.9	2,376.0
Gross profit	51.0	63.0	259.4	287.9
Selling, general and administrative expenses	67.1	59.2	220.8	218.5
Restructuring charges	0.8	(0.3)	2.9	1.5
Losses on derivative financial instruments	14.1	9.3	44.7	12.1
Other operating expense, net	1.8	1.3	5.7	3.9
Operating (loss) income	(32.8)	(6.5)	(14.7)	51.9
Interest expense, net	33.8	24.1	124.1	82.5
Other expense (income), net	29.1	(4.2)	35.2	1.7
Loss before income taxes	(95.7)	(26.4)	(174.0)	(32.3)
Provision for income taxes	15.4	9.5	40.4	40.0
Loss from continuing operations	(111.1)	(35.9)	(214.4)	(72.3)
Income (loss) from discontinued operations, net of tax	3.8	1.3	3.8	(3.3)
Net loss	$(107.3)	$(34.6)	$(210.6)	$(75.6)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Segment income:
North America	$12.8	$16.3	$88.0	$86.1
Europe	25.7	35.6	127.4	149.4
Asia Pacific	5.0	4.6	15.0	10.8
Total segment income	43.5	56.5	230.4	246.3

Depreciation and amortization	(33.7)	(26.0)	(115.7)	(104.9)
Other corporate general and administrative expenses	(24.2)	(12.3)	(56.3)	(51.8)
Restructuring charges	(0.8)	0.3	(2.9)	(1.5)
Interest expense, net	(33.8)	(24.1)	(124.1)	(82.5)
Unallocated gains (losses) on derivative financial instruments	4.1	(4.6)	3.1	19.1
Unallocated currency exchange gains (losses)	1.2	0.6	(2.5)	(0.5)
Start-up costs	(20.9)	(15.5)	(73.6)	(46.0)
Loss on extinguishment of debt	—	—	—	(12.6)
Impairment of amounts held in escrow related to the sale of the recycling business	(22.8)	—	(22.8)	—
Other (expense) income, net	(8.3)	(1.3)	(9.6)	2.1
Loss before income taxes	$(95.7)	$(26.4)	$(174.0)	$(32.3)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Metric tons of finished product shipped:
North America	101.6	109.5	462.0	486.3
Europe	76.9	75.9	317.3	326.7
Asia Pacific	7.4	5.3	26.9	22.2
Intra-entity shipments	(2.1)	(1.7)	(6.6)	(6.2)
Total metric tons of finished product shipped	183.8	189.0	799.6	829.0

Revenues:
North America	$338.8	$310.8	$1,467.8	$1,365.1
Europe	331.6	281.7	1,300.7	1,222.6
Asia Pacific	35.1	24.9	122.3	100.5
Intra-entity revenues	(11.4)	(4.3)	(33.5)	(24.3)
Consolidated revenues	$694.1	$613.1	$2,857.3	$2,663.9

Commercial margin(1):
North America	$131.0	$133.1	$580.6	$568.1
Europe	143.6	136.8	561.9	574.2
Asia Pacific	16.6	13.6	56.4	50.7
Total commercial margin(2)	$290.8	$283.6	$1,198.9	$1,193.1

Commercial margin per metric ton shipped:
North America	$1,289.5	$1,215.4	$1,256.6	$1,168.5
Europe	1,867.1	1,803.6	1,771.0	1,757.4
Asia Pacific	2,234.8	2,564.3	2,101.0	2,278.3

Segment Adjusted EBITDA(1):
North America(3)	$15.4	$14.2	$96.5	$81.4
Europe	26.5	34.4	127.7	151.3
Asia Pacific	4.4	4.2	12.6	10.4
Corporate	(9.4)	(10.0)	(36.2)	(38.0)
Total Adjusted EBITDA	$36.9	$42.8	$200.6	$205.1

Segment Adjusted EBITDA per metric ton shipped:
North America	$151.3	$129.2	$208.8	$167.3
Europe	344.6	453.0	402.4	463.0
Asia Pacific	586.7	786.6	469.7	468.1
Aleris Corporation	198.3	226.5	249.7	247.5

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) Segment Adjusted EBITDA excludes start-up operating expenses and losses incurred during the start-up period. For the three months and years ended December 31, 2017 and 2016, start-up costs were $18.5 million, $13.3 million, $66.6 million and $41.5 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	December 31, 2017	December 31, 2016
Current Assets
Cash and cash equivalents	$102.4	$55.6
Accounts receivable (net of allowances of $4.9 and $7.6 at December 31, 2017 and 2016, respectively)	245.7	218.7
Inventories	631.2	538.9
Prepaid expenses and other current assets	36.1	33.4
Total Current Assets	1,015.4	846.6
Property, plant and equipment, net	1,470.9	1,346.0
Intangible assets, net	34.7	36.8
Deferred income taxes	70.7	88.3
Other long-term assets	52.7	72.2
Total Assets	$2,644.4	$2,389.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$299.2	$246.6
Accrued liabilities	197.4	201.4
Current portion of long-term debt	9.1	27.7
Total Current Liabilities	505.7	475.7
Long-term debt	1,771.4	1,438.5
Deferred income taxes	4.0	2.8
Accrued pension benefits	170.2	158.4
Accrued postretirement benefits	34.3	34.2
Other long-term liabilities	66.1	63.7
Total Long-Term Liabilities	2,046.0	1,697.6
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized; 32,001,318 and 31,904,250 shares issued at December 31, 2017 and December 31, 2016, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	436.3	428.0
Retained (deficit) earnings	(203.4)	11.8
Accumulated other comprehensive loss	(140.5)	(223.5)
Total Equity	92.7	216.6
Total Liabilities and Equity	$2,644.4	$2,389.9

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating activities
Net loss	$(107.3)	$(34.6)	$(210.6)	$(75.6)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	33.7	26.0	115.7	104.9
Provision for deferred income taxes	18.4	6.2	32.3	21.5
Stock-based compensation expense	9.8	1.8	11.3	7.0
Unrealized (losses) gains on derivative financial instruments	(4.5)	4.7	(3.0)	(19.0)
Amortization of debt issuance costs	0.7	1.4	2.8	5.7
Loss on extinguishment of debt	—	—	—	12.6
Net (gain) loss on sale of discontinued operations	(4.6)	(1.4)	(4.5)	3.3
Impairment of amounts held in escrow related to the sale of the recycling business	22.8	—	22.8	—
Other	1.1	0.8	10.1	4.9
Changes in operating assets and liabilities:
Change in accounts receivable	54.6	50.8	(5.7)	(9.4)
Change in inventories	(5.4)	(60.8)	(58.4)	(70.2)
Change in other assets	(2.3)	(2.1)	3.9	(1.4)
Change in accounts payable	(2.1)	(5.6)	33.7	41.7
Change in accrued liabilities	(13.7)	(21.8)	18.2	(14.0)
Net cash provided (used) by operating activities	1.2	(34.6)	(31.4)	12.0
Investing activities
Payments for property, plant and equipment	(32.8)	(62.4)	(207.7)	(358.1)
Proceeds from the sale of businesses, net of cash transferred	—	5.0	—	5.0
Other	(0.6)	(0.4)	(3.0)	(1.5)
Net cash used by investing activities	(33.4)	(57.8)	(210.7)	(354.6)
Financing activities
Proceeds from revolving credit facilities	173.5	160.3	575.1	360.4
Payments on revolving credit facilities	(107.0)	(45.3)	(536.3)	(107.0)
Proceeds from senior secured notes, inclusive of premiums and discounts	—	—	263.8	540.4
Payments on senior notes, including premiums	—	—	—	(443.8)
Net payments on other long-term debt	(0.9)	(0.6)	(6.4)	(7.3)
Debt issuance costs	(0.3)	(0.4)	(2.8)	(4.0)
Other	(1.6)	0.1	(2.9)	(0.6)
Net cash provided by financing activities	63.7	114.1	290.5	338.1
Effect of exchange rate differences on cash, cash equivalents and restricted cash	1.0	(2.6)	4.0	(2.1)
Net increase (decrease) in cash, cash equivalents and restricted cash	32.5	19.1	52.4	(6.6)
Cash, cash equivalents and restricted cash at beginning of period	75.5	36.5	55.6	62.2
Cash, cash equivalents and restricted cash at end of period	$108.0	$55.6	$108.0	$55.6

Cash and cash equivalents	$102.4	$55.6	$102.4	$55.6
Restricted cash (included in “Prepaid expenses and other current assets”)	5.6	—	5.6	—
Cash, cash equivalents and restricted cash	$108.0	$55.6	$108.0	$55.6

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Loss and Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Adjusted EBITDA	$36.9	$42.8	$200.6	$205.1
Unrealized gains (losses) on derivative financial instruments	4.5	(4.7)	3.0	19.0
Restructuring charges	(0.8)	0.3	(2.9)	(1.5)
Unallocated currency exchange gains (losses) on debt	0.7	0.3	(2.5)	(0.6)
Stock-based compensation expense	(9.8)	(1.8)	(11.3)	(7.0)
Start-up costs	(20.9)	(15.5)	(73.6)	(46.0)
(Unfavorable) favorable metal price lag	(2.7)	3.8	(6.3)	3.2
Loss on extinguishment of debt	—	—	—	(12.6)
Impairment of amounts held in escrow related to the sale of the recycling business	(22.8)	—	(22.8)	—
Other	(13.3)	(1.5)	(18.4)	(4.5)
EBITDA	(28.2)	23.7	65.8	155.1
Interest expense, net	(33.8)	(24.1)	(124.1)	(82.5)
Provision for income taxes	(15.4)	(9.5)	(40.4)	(40.0)
Depreciation and amortization	(33.7)	(26.0)	(115.7)	(104.9)
Income (loss) from discontinued operations, net of tax	3.8	1.3	3.8	(3.3)
Net loss	(107.3)	(34.6)	(210.6)	(75.6)
Depreciation and amortization	33.7	26.0	115.7	104.9
Provision for deferred income taxes	18.4	6.2	32.3	21.5
Stock-based compensation expense	9.8	1.8	11.3	7.0
Unrealized (gains) losses on derivative financial instruments	(4.5)	4.7	(3.0)	(19.0)
Amortization of debt issuance costs	0.7	1.4	2.8	5.7
Loss on extinguishment of debt	—	—	—	12.6
Net (gain) loss on sale of discontinued operations	(4.6)	(1.4)	(4.5)	3.3
Impairment of amounts held in escrow related to the sale of the recycling business	22.8	—	22.8	—
Other	1.1	0.8	10.1	4.9
Change in operating assets and liabilities:
Change in accounts receivable	54.6	50.8	(5.7)	(9.4)
Change in inventories	(5.4)	(60.8)	(58.4)	(70.2)
Change in other assets	(2.3)	(2.1)	3.9	(1.4)
Change in accounts payable	(2.1)	(5.6)	33.7	41.7
Change in accrued liabilities	(13.7)	(21.8)	18.2	(14.0)
Net cash provided (used) by operating activities	$1.2	$(34.6)	$(31.4)	$12.0

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
North America
Segment income	$12.8	$16.3	$88.0	$86.1
Unfavorable (favorable) metal price lag	2.5	(2.2)	8.5	(4.7)
Segment Adjusted EBITDA (1)	$15.4	$14.2	$96.5	$81.4

Europe
Segment income	$25.7	$35.6	$127.4	$149.4
Unfavorable (favorable) metal price lag	0.8	(1.2)	0.3	1.9
Segment Adjusted EBITDA (1)	$26.5	$34.4	$127.7	$151.3

Asia Pacific
Segment income	$5.0	$4.6	$15.0	$10.8
Favorable metal price lag	(0.6)	(0.4)	(2.4)	(0.4)
Segment Adjusted EBITDA (1)	$4.4	$4.2	$12.6	$10.4

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
North America
Revenues	$338.8	$310.8	$1,467.8	$1,365.1
Hedged cost of metal	(210.3)	(175.5)	(895.7)	(792.3)
Unfavorable (favorable) metal price lag	2.5	(2.2)	8.5	(4.7)
Commercial margin	$131.0	$133.1	$580.6	$568.1

Europe
Revenues	$331.6	$281.7	$1,300.7	$1,222.6
Hedged cost of metal	(188.8)	(143.7)	(739.1)	(650.3)
Unfavorable (favorable) metal price lag	0.8	(1.2)	0.3	1.9
Commercial margin	$143.6	$136.8	$561.9	$574.2

Asia Pacific
Revenues	$35.1	$24.9	$122.3	$100.5
Hedged cost of metal	(17.9)	(10.9)	(63.5)	(49.4)
Favorable metal price lag	(0.6)	(0.4)	(2.4)	(0.4)
Commercial margin	$16.6	$13.6	$56.4	$50.7

Aleris Corporation
Revenues	$694.1	$613.1	$2,857.3	$2,663.9
Hedged cost of metal	(406.0)	(325.7)	(1,664.7)	(1,467.6)
Unfavorable (favorable) metal price lag	2.7	(3.8)	6.3	(3.2)
Commercial margin	$290.8	$283.6	$1,198.9	$1,193.1